Exhibit 99.1

NEWS RELEASE

TCF Financial Corporation 200 Lake Street E Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman        (952) 475-7050        news@tcfbank.com        (Media)
Jason Korstange    (952) 745-2755        investor@tcfbank.com        (Investors)

TCF Announces Leadership Changes Effective January 1, 2016

Executive appointments coincide with TCF President Craig R. Dahl transitioning to Chief Executive Officer

WAYZATA, Minn. (Nov. 24, 2015) - TCF Financial Corporation (TCF) (NYSE:TCB) announced today changes to its leadership team in conjunction with the transition of Craig R. Dahl, currently vice chairman and president, to the role of chief executive officer. These changes support TCF’s focus on driving shareholder value through execution against four strategic pillars: diversification, profitable growth, operating leverage and core funding. The leadership appointments are effective January 1, 2016.

Thomas F. Jasper, currently vice chairman and executive vice president, becomes chief operating officer of the corporation and will have oversight of TCF’s functional support areas, including finance, operations, corporate development, legal, human resources, talent management and investor relations. Michael S. Jones, currently chief financial officer of the corporation, is promoted to the role of executive vice president, consumer banking, for the corporation. Jones will oversee all consumer-facing business lines, including Retail Banking, Gateway One Lending & Finance and Retail Lending. As a result of Jones’s new role, Brian W. Maass, currently treasurer, is promoted to chief financial officer and treasurer of the corporation. William S. Henak, currently president and chief executive officer of TCF Equipment Finance (TCFEF), is promoted to the role of executive vice president, wholesale banking. Henak will oversee all of TCF’s wholesale businesses, including TCFEF, TCF Inventory Finance, Winthrop Resources Corporation and Commercial Banking.

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“As we look ahead to 2016 and beyond, we are focused on executing our strategy to deliver sustained growth and returns for our shareholders,” said Craig R. Dahl, TCF’s vice chairman and president. “We are fortunate to have a deep bench of leaders with significant industry experience and tenure with TCF who have consistently demonstrated the ability to deliver strong business results. These leadership appointments enable us to drive collaboration, generate operating efficiencies and maximize our investments across the enterprise. I am confident these leaders have the ability to help us achieve great things in the coming years.”

Jasper, 46, most recently led TCF’s Retail Banking, Commercial Banking and Retail Lending organizations. Prior to his most recent role, he served as the corporation’s executive vice president and chief financial officer. He joined TCF in 2001 as chief financial officer of TCFEF and later served as executive vice president of finance for Winthrop Resources Corporation.

Jones, 47, most recently led TCF’s financial reporting, corporate development and legal functions as chief financial officer. He previously served as executive vice president and chief financial officer of TCFEF and as an executive vice president of Winthrop Resources Corporation. Prior to joining TCF in 2008, Mr. Jones led the finance function at PACCAR Financial Services and held several positions of increasing management responsibility at GE Capital.

Henak, 58, most recently served as chief executive of TCFEF and led strategic direction, overall business development and operations for the business. He also held several senior management positions with TCFEF during his tenure. Prior to joining TCF, Henak founded First Commercial Capital Corp., a general equipment leasing company, which was acquired by TCFEF in 2000.

Maass, 42, most recently served as executive vice president and treasurer of TCF National Bank as well as treasurer and chief investment officer of the corporation. Prior to joining TCF in 2012, Maass held several accounting and finance leadership roles with Wells Fargo and Company, including senior vice president within corporate treasury.

About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of September 30, 2015, TCF had $20.1 billion in total assets and 375 branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona, South Dakota and Indiana, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit tcfbank.com.

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